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[LOGO]                                                            NEWS RELEASE

TENET HEALTHCARE CORPORATION
HEADQUARTERS OFFICE
3820 STATE STREET
SANTA BARBARA, CA 93105
TEL (805) 563-6855               MEDIA CONTACT: LANCE IGNON (805) 563-6975
FAX (805) 563-6821               INVESTOR CONTACT: PAUL RUSSELL (805) 563-7188
HTTP://WWW.TENETHEALTH.COM


                    TENET ANNOUNCES PRICING OF DEBT ISSUE


     SANTA BARBARA, CALIF. - MAY 8, 1998 - Tenet Healthcare Corporation
(NYSE: THC) today announced the pricing of $350 million of its Senior Notes due June 1, 2008 and $1 billion of its Senior Subordinated Notes due December 1, 2008. The Senior Notes were priced at 99.962 with a 7 5/8% coupon to yield
7.63% to maturity and the Senior Subordinated Notes were priced at 99.612 with an 8 1/8% coupon to yield 8.18% to maturity.

     The debt issue is being offered to qualified institutional investors through a private placement, and to overseas investors pursuant to Regulation S. Proceeds will be used to refinance Tenet's 9 5/8% Senior Notes due Sept. 1, 2002 and its 10 1/8% Senior Subordinated Notes due March 1, 2005. Because the Notes are being offered through a private placement, they will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Tenet increased the size of the offering from $1.2 billion to $1.35 billion to reflect the success of its previously announced tender offers related to the refinancing. Approximately 99% of the $1.2 billion of notes to be refinanced have been tendered.

     Based in Santa Barbara, Calif., Tenet Healthcare through its subsidiaries owns and operates 123 acute care hospitals and numerous related healthcare services from coast to coast. The company employs 106,000 people serving communities in 18 states. Tenet can be found on the World Wide Web at www.tenethealth.com.

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